Exhibit 99.1

R&G FINANCIAL CORPORATION ANNOUNCES MANAGEMENT

SUCCESSION PLAN;

VÍCTOR GALÁN TO RELINQUISH PRESIDENT AND CHIEF EXECUTIVE

OFFICER POSITIONS TO ROLANDO RODRIGUEZ, CURRENTLY PRESIDENT

AND CHIEF EXECUTIVE OFFICER OF R-G CROWN BANK;

GALÁN TO CONTINUE AS CHAIRMAN OF THE BOARD THROUGH JUNE 30,

2007, AS A DIRECTOR THEREAFTER AND HAS INDICATED HIS PRESENT

INTENTION TO CONTINUE TO HOLD ALL OF HIS COMMON STOCK; AND

COMPANY CONTINUES ON PREVIOUSLY REPORTED SCHEDULE FOR

COMPLETION OF RESTATEMENT AND 2005 FINANCIAL STATEMENTS

San Juan Puerto Rico, December 18, 2006 – R&G Financial Corporation (NYSE: RGF), San Juan, Puerto Rico (“RGF” or the “Company”), a diversified financial holding company, announced today that Mr. Víctor J. Galán will be stepping down as the President and Chief Executive Officer of the Company and as an officer of its subsidiaries effective as of the end of the year. Mr. Galán, who is 73 years old, will continue as the Company’s Chairman of the Board until June 30, 2007 and he will continue as a member of the Board of Directors thereafter. Mr. Galán is the Company’s majority stockholder and he has indicated that he has no present intention to sell any shares of his common stock.

Effective as of January 1, 2007, Mr. Rolando Rodriguez, who is currently the President and Chief Executive Officer of the Company’s wholly-owned Florida-based federal savings bank subsidiary, R-G Crown Bank, will assume the positions of President and Chief Executive Officer of RGF. Mr. Rodriguez will continue to serve as President and Chief Executive Officer of R-G Crown Bank. Mr. Rodriguez, who is 42 years old, joined R-G Crown Bank in January 2006, and has over 18 years of experience in the banking industry. Prior to joining R-G Crown Bank, Mr. Rodriguez served as a member of the Board of Directors, Senior Executive Vice President and Chief Lending Officer of Doral Bank, a Puerto Rico commercial bank subsidiary of Doral Financial Corp., where he was employed from 1994 to 2006. From 1988 to 1994, Mr. Rodriguez served as a Senior Audit Examiner at the Office of Thrift Supervision and prior thereto, Mr. Rodriguez was a credit analyst with Republic National Bank located in Miami, Florida. Mr. Rodriguez received his undergraduate degree in Economics from the University of Texas and his MBA specializing in Finance and Accounting from Rollins College in Winter Park, Florida.

The implementation of RGF’s succession plan at this time is the result of ongoing discussions that have taken place over the last several months between the RGF Board of Directors and Mr. Galán. This change in management reflects (i) the efforts of Mr. Galán and the Board of Directors to provide for an orderly succession and (ii) the Board’s response to various developments since the April 2005 announcement that the Company would restate its financial statements, including the results of the investigation conducted by Fried, Frank, Harris, Shriver & Jacobson

LLP, independent counsel to the Audit Committee of the Board of Directors of the Company. With respect to the investigation, the results of which will be more fully disclosed in the Company’s Amended and Restated Form 10-K for the year ended December 31, 2004, the investigation found that in December 2003, an outside lawyer for the Company who is now its general counsel, was asked by the Company’s former chief financial officer to provide a legal opinion with respect to the treatment of certain mortgage loan sale transactions as “true sales”. The investigation found that outside counsel, after legal research and analysis, informed the Company’s former chief financial officer that he could not provide the requested opinion, did not believe that the transactions qualified as true sales, and believed that there would be a significant adverse impact on the Company’s financial statements should the transactions be recharacterized as secured borrowings. The investigation found that outside counsel subsequently had a brief conversation with Mr. Galán in which he informed Mr. Galán that he had been asked to provide such an opinion but could not, and that he was concerned that the Company had a problem. Mr. Galán denied that any such conversation took place and indicated that he was first informed in 2006 that such outside counsel was ever consulted on “true sale”-related issues. Mr. Galán’s denial that this conversation took place was contradicted by outside counsel’s recollection and detailed billing records. Under the circumstances, and in view of the Company’s ongoing management succession discussions, the Board and Mr. Galán believed it would be in the Company’s best interests to initiate the management succession process at the start of the new year.

In commenting on the management succession plan, Mr. Galán stated: “I am very comfortable that Rolando will make a fine President and Chief Executive Officer of RGF and I have the utmost of confidence in his abilities. I have worked closely with Rolando over the last year at R-G Crown and he has been instrumental in overseeing an overhaul of that Bank’s systems, administration and operations. I will continue to work closely with him during a transition period, and as the Company’s majority stockholder, I wish everyone to know that I will continue to be every bit as committed to the success of RGF as I have been since founding R&G Mortgage, the predecessor to the Company, back in 1972.” Mr. Rodriguez commented: “I am honored by the confidence shown in me by the RGF Board of Directors and I will work diligently and enthusiastically in my new role. Mr. Galán has been a mentor to me and I look forward to his assistance in the transition.”

As previously announced in a Form 8-K filed on November 17, 2006, the Company is in the process of preparing restated consolidated financial statements for the years ended December 31, 2002 through 2004. The Company is expressing no view as to when audited financial statements and its 2004 10-K/A will be publicly available, but continues to believe it more likely than not that it will be in the first quarter of 2007. Also, the Company continues to concurrently work on its Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 10-K”). If the Company fails to file its 2005 10-K in satisfaction of the filing requirements of the New York Stock Exchange (the “Exchange”), the Company has previously advised that it expects that its Common Stock will be de-listed by the Exchange. The Company previously disclosed that the Exchange on September 29, 2006 had granted the Company’s request for up to a six month extension, to April 3, 2007, of the time to file its 2005 10-K. The Company expects to complete its work on its 2005 consolidated financial statements, which will be subject to audit, together with its 2005 10-K, in the first quarter of 2007. The Company is expressing no view as to when audited financial statements and its 2005 10-K will be publicly available.

R&G Financial Corporation, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R-G Crown Bank, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. At September 30, 2006, the Company operated 36 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 46 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier Bank of Puerto Rico’s banking branches.

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